EXHIBIT 99.1

[Letterhead of UnitedGlobalCom, Inc.]

September 16, 2004

Important Notice Concerning Your Rights Under the UnitedGlobalCom, Inc. 401(k) Savings and Stock Ownership Plan (the “UGC Plan”)

Dear UGC Plan Participant:

Over the next couple months, UnitedGlobalCom, Inc. (“UGC”) will be transitioning the investment, trustee, and recordkeeping services to Fidelity Investments. Such transition will be effective November 1, 2004. This letter provides you with important information so that you can plan ahead for the transition to Fidelity.

As a result of these changes, there will be a period of time when you will be unable to access your account to direct or diversify your investments, obtain a loan from the UGC Plan, or obtain an in-service withdrawal or distribution from the UGC Plan. This time, during which you will be unable to exercise your rights otherwise available under the UGC Plan is called a “Blackout Period”. The Blackout Period will begin at 4:00 p.m. Eastern Daylight Time on October 20, 2004 and is expected to end on November 24, 2004. Whether or not you are planning retirement in the near future, UGC encourages you to carefully consider how this Blackout Period may affect your retirement planning, as well as your overall financial planning.

It is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify those investments during the Blackout Period. For your long-term retirement security, you should give careful consideration to the importance of a well balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the Blackout Period, and you would not be able to direct the sale of such stocks from your account during the Blackout Period.

If you have any questions concerning the Blackout Period described in this notice, you should contact:

UGC Human Resources Department

4643 S. Ulster Street, 13th Floor

Denver, Colorado 80237

(303) 220-6656

Between 8:00 a.m. and 5:00 p.m. MST

More details on the transition to Fidelity will be sent in the coming weeks.

Sincerely,

The Administrative Committee for the UGC Plan